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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------


                                    FORM 8-A
                                (Amendment No. 1)
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             ABERCROMBIE & FITCH CO.
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             (Exact name of registrant as specified in its charter)

               Delaware                                    31-1469076
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(State of incorporation or organization)       (IRS Employer Identification No.)

       Four Limited Parkway East
           Reynoldsburg, Ohio                                43068
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(Address of principal executive offices)                   (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:


          TITLE OF EACH CLASS                    NAME OF EACH EXCHANGE ON WHICH
          TO BE SO REGISTERED                    EACH CLASS IS TO BE REGISTERED
----------------------------------------       ---------------------------------
Series A Participating Cumulative              New York Stock Exchange
   Preferred Stock Purchase Rights

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (Title of Class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

     This Amendment No. 1 amends the Registrant's registration statement on Form 8-A dated July 21, 1998 in connection with the Registrant's listing of the Preferred Share Purchase Rights on the New York Stock Exchange.

     This Amendment No. 1 is being filed to amend and restate Item 1 to this Registration Statement and include as an exhibit to this Registration Statement the Amendment No. 1 dated as of April 21, 1999 to the Rights Agreement dated as of July 16, 1998 between the Registrant and First Chicago Trust Company of New York. Except as amended hereby, there are no other changes to this Registration Statement.

   Item 1.  Description of Registrant's Securities to be Registered.

     Item 1 of this Registration Statement is hereby amended and restated in its entirety to read in full as follows:

     On July 16, 1998, the Board of Directors of Abercrombie & Fitch Co., a Delaware corporation (the "Company"), declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of Class A Common Stock, par value $0.01 per share (the "Common Stock"), of the Company. The dividend was paid on July 28, 1998 (the "Record Date") to holders of record as of the close of business on that date.

     Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" generally means the earlier of (i) the close of business on the 10th day after the date (the "Stock Acquisition Date") of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary) has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the close of business on the 10th business day (or such later day as may be designated by the Board of Directors before any person has become an Acquiring Person) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

     Prior to the Distribution Date, the Rights will not be exercisable to purchase Series A Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"). After the Distribution Date, each Right will be exercisable to purchase, for $250 (the "Purchase Price"), one one-thousandth of a share of Preferred Stock. The terms and conditions of the Rights are set forth in a Rights Agreement dated as of July 16, 1998 between the Company and First Chicago Trust Company of New York, as Rights Agent (as amended, the "Rights Agreement").

     At any time after any person has become an Acquiring Person (but before the occurrence of any of the events described in the second succeeding paragraph), each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

     At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock or the occurrence of any of the events described in the next paragraph), the Board of Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

     If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for

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other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

     The Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time before any person has become an Acquiring Person.

     The Rights will expire on July 16, 2008, unless earlier exchanged or redeemed.

     For so long as the Rights are redeemable, the Rights Agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons), cause the Rights Agreement to become amendable other than in accordance with this sentence or cause the Rights again to become redeemable.

     Rights holders have no rights as a stockholder of the Company, including the right to vote and to receive dividends.

     The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

     As of July 16, 1998 there were 51,638,187 shares of Common Stock outstanding and 11,813 shares reserved for issuance. Each outstanding share of Common Stock on the Record Date received one Right. Shares of Common Stock issued after the Record Date and prior to the Distribution Date will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached. 100,000 shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as described above.

     While the dividend of the Rights will not be taxable to stockholders or to the Company, stockholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

     The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement and Amendment No. 1 to the Rights Agreement, which are attached hereto as Exhibits 1 and 2, respectively, and incorporated herein by reference.

     Item 2.  Exhibits

     Item 2 of this Registration Statement is hereby amended by adding the following new exhibit:


2. Amendment No. 1 to the Rights Agreement dated as of April 21, 1999 between Abercrombie & Fitch Co. and First Chicago Trust Company of New York, as Rights Agent.

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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                 ABERCROMBIE & FITCH CO.

                                 By: /s/ Seth R. Johnson
                                     ------------------------------------------
                                     Seth R. Johnson
                                     Vice President and Chief Financial Officer


April 23, 1999

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                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         AMENDMENT NO. 1 dated as of April 21, 1999 to the Rights Agreement dated as of July 16, 1998 (the "RIGHTS AGREEMENT") between Abercrombie & Fitch Co., a Delaware corporation (the "COMPANY"), and First Chicago Trust Company of New York, as Rights Agent (the "RIGHTS AGENT").

                               W I T N E S S E T H

         WHEREAS, the parties hereto desire to amend the Rights Agreement in certain respects;

         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1. Defined Terms; References. (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement has the meaning assigned to such term in the Rights Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall, after this Amendment becomes effective, refer to the Rights Agreement as amended hereby.

         (b) Section 1 of the Rights Agreement is hereby amended by deleting the definition of "Continuing Director" contained therein.

         (c) Section 1 of the Rights Agreement is hereby amended by deleting from the definition of "Distribution Date" the first instance of the words "(or such later day as may be designated by action of a majority of the Continuing Directors)" and by replacing the second instance of the same words with the words "(or such later day as may be designated prior to the occurrence of a Section 11(a)(ii) Event by action of the Board of Directors)".

         SECTION 2. Exercise of Rights; Expiration Date of Rights. Section 7(d) of the Rights Agreement is hereby amended by deleting the words "the Continuing Directors have determined" from the first sentence thereof.

         SECTION 3. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. Section 11 of the Rights Agreement is hereby amended by:

         (a) replacing the words "a majority of the Continuing Directors has determined to be" in the first sentence of subsection (a)(iii) thereof with the word "are";

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         (b) replacing each instance of the words "(as determined by the
Continuing Directors based upon the advice of a nationally recognized investment banking firm selected by the Continuing Directors)" in subsection (a)(iii) thereof with the words "(based upon the advice of a nationally recognized investment banking firm)";

         (c) deleting the second sentence of subsection (a)(iii) thereof;

         (d) replacing the words "first and/or second sentence of this Section 11(a)(iii)" in the third sentence of subsection (a)(iii) thereof with the words "preceding sentence";

         (e) replacing the words "Substitution Period in order to seek any authorization of additional shares and/or" in the third sentence of subsection
(a)(iii) thereof with the words "30-day period set forth above in order";

         (f) replacing the words "such first and/or second" in the third sentence of subsection (a)(iii) thereof with the words "the preceding";

         (g) deleting the words "the later of" from the last sentence of subsection (a)(iii) thereof;

         (h) deleting the words "and the first date that the right to redeem the Rights pursuant to Section 23 shall expire" from the last sentence of subsection
(a)(iii) thereof;

         (i) deleting the words ", or, if at the time of such selection there is an Acquiring Person, by a majority of the Continuing Directors" from the second sentence of subsection (d)(i) thereof;

         (j) replacing the words "majority of the Continuing Directors" in the third sentence of subsection (d)(i) thereof with the words "nationally recognized investment banking firm";

         (k) deleting the words "by a majority of the Continuing Directors, or, if there are no Continuing Directors," from the fourth sentence of subsection
(d)(i) thereof;

         (l) deleting the words "selected by the Board of Directors" from the fourth sentence of subsection (d)(i) thereof;

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         (m) deleting the words "by a majority of the Continuing Directors then in office, or, if there are no Continuing Directors," from subsection (d)(iii) thereof; and

         (n) deleting the words "selected by the Board of Directors" from subsection (d)(iii) thereof.

         SECTION 4. Fractional Rights and Fractional Shares. Section 14(a) of the Rights Agreement is hereby amended by:

         (a) deleting the words ", or, if at the time of such selection there is an Acquiring Person, by a majority of the Continuing Directors" from the penultimate sentence thereof; and

         (b) replacing the words "majority of the Continuing Directors" in the last sentence thereof with the words "nationally recognized investment banking firm".

         SECTION 5. Redemption. Section 23(a) of the Rights Agreement is hereby amended by:

         (a) replacing the words "close of business on the tenth day after the Stock Acquisition Date (or such later date as a majority of the Continuing Directors may designate prior to such time as the Rights are no longer redeemable)" in the first sentence thereof with the words "occurrence of a
Section 11(a)(ii) Event";

         (b) deleting the proviso from the first sentence thereof and the semicolon immediately preceding such proviso; and

         (c) deleting the second sentence thereof.

         SECTION 6. Exchange. Section 24(a) of the Rights Agreement is hereby amended by:

         (a) replacing the words "any Person becomes an Acquiring Person" in the first sentence thereof with the words "the occurrence of a Section 11(a)(ii) Event"; and

          (b) deleting the words "if there are Continuing Directors then in office and such exchange shall have been approved by a majority of such Continuing Directors,".

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         SECTION 7. Supplements and Amendments. Section 27 of the Rights
Agreement is hereby amended by deleting the third sentence thereof.

         SECTION 8. Determination and Actions by the Board of Directors, Etc.
Section 29 of the Rights Agreement is hereby amended by:

         (a) deleting the first parenthetical clause from the second sentence thereof; and

         (b) deleting the second parenthetical clause and the words "or the Continuing Directors" from the last sentence thereof.

         SECTION 9. Severability. Section 31 of the Rights Agreement is hereby amended by deleting the proviso contained therein and the semicolon that immediately precedes such proviso.

         SECTION 10. Form of Right Certificate. Exhibit B to the Rights Agreement is hereby amended by replacing the words "close of business on the tenth day after the Stock Acquisition Date (or such later date as a majority of the Continuing Directors may designate prior to such time as the Rights are no longer redeemable)" in subparagraph (a) of the seventh paragraph thereof with the words "occurrence of a Section 11(a)(ii) Event".

         SECTION 11. Summary of Terms. Exhibit C to the Rights Agreement is hereby amended by:

         (a) deleting the words ", in each case, subject to extension by a majority of the Directors not affiliated with the Acquiring Person" from the first footnote thereof;

         (b) deleting the second parenthetical clause under the heading "Exchange";

         (c) restating the language under the heading "Redemption" in its entirety to read in full as follows:

         The Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time prior to the time that any person becomes an Acquiring Person.

         (d) deleting each of the first parenthetical clause and the third paragraph under the heading "Amendments".

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         SECTION 12. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules, except that the rights and obligations of the Rights Agent shall be governed by the law of the State of New York.

         SECTION 13. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 14. Effectiveness. This Amendment shall become effective upon execution by each of the parties hereto of a counterpart hereof.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                           ABERCROMBIE & FITCH CO.

                           By: /s/ Seth R. Johnson
                              ------------------------------------
                              Name: Seth R. Johnson
                              Title: Vice President and Chief Financial Officer

                           FIRST CHICAGO TRUST COMPANY OF
                           NEW YORK

                           By: /s/ Gerard O'Leary
                              ------------------------------------
                              Name: Gerard O'Leary
                              Title: Vice President

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